Exhibit 99.1

                 J & J Snack Foods Corp. Announces Cash Dividend

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Dec. 2, 2004--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that its Board of Directors has declared a cash dividend of $.125 per share of its common stock payable on January 5, 2005 to shareholders of record as of the close of business on December 15, 2004. The Company said that it anticipates that it will continue paying this dividend on a quarterly basis. On November 3, 2004, J & J Snack Foods announced record sales of $416.6 million and record net earnings of $22.7 million for its 2004 fiscal year which ended September 25, 2004.
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon (Los Angeles), California.

    (1) MINUTE MAID is a registered trademark of The Coca-Cola
Company.

    (2) BARQ'S is a registered trademark of Barq's Inc.


    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533